SEPARATION AGREEMENT

     This Separation Agreement ("Agreement") is entered into by and between Superior Industries International, Inc. ("the Company") and Steven J. Borick (the "Executive").

I. RECITALS

     1.1 WHEREAS, the Company and the Executive have previously entered into that certain Executive Employment Agreement, as Amended and Restated as of December 31, 2010 (the "Employment Agreement"), which provides for the Executive's employment as President and Chief Executive Officer ("CEO") of the Company.

     1.2 WHEREAS, the Company and Executive have determined to enter into this Agreement to allow for an orderly transition arising from Executive's planned separation, effective as of the Separation Date defined below, to effectuate Executive's separation from the Company and to provide for the release of any claims related to Executive's employment with and separation from the Company.

     ACCORDINGLY, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

II. AGREEMENTS

     2.1 Termination of Employment. As a result of Executive's planned separation from the Company, the Executive's employment with the Company shall terminate and the Executive shall cease to be an employee and/or officer of the Company, effective as of the earlier of (i) the announcement of the hiring of a successor President and/or Chief Executive Officer (including an appointment on an interim basis), (ii) the date of Executive's death or Disability (as defined in the Employment Agreement) or (iii) March 31, 2014 (the "Separation Date"). Executive shall receive payment for all salary earned through the Separation Date, as well as for all accrued, unused vacation time and reimbursement of any unpaid reimbursable expenses owed by the Company through the Separation Date, which amounts shall be paid to Executive in a lump-sum cash payment within 30 days of the Separation Date. From and after the date hereof, the provisions of this Agreement shall supersede and replace the provisions of Section 4 of the Employment Agreement.

     2.2 Termination of Employment Agreement. As of the Separation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor the Executive shall have any further obligations thereunder; provided, however, that the Company's obligation to pay the accrued obligations set forth in Section 2.1 above and Executive's obligations referenced in Section 2.11 hereof shall survive such termination of the Employment Agreement. Until the Separation Date, the Employment Agreement (other than the provisions of Section 4 thereof) shall remain in full force and effect.

     2.3 Severance Benefits. In consideration of, and subject to and conditioned upon the Executive's execution and non-revocation of this Agreement (as defined below in Section 2.20(c)), and subject to the Executive's continued compliance with the terms and conditions of this Agreement, including without limitation, the confidentiality and non-solicitation covenants described in Section 2.11 and cooperation provision described in Section 2.12 below, upon termination of Executive's employment pursuant to Section 2.1, the Company shall pay or provide to the Executive the following payments and benefits:

     (a) Severance Pay. A lump-sum cash payment in an amount equal to (i) $1,345,833, which amount the parties acknowledge and agree represents one and a half years (or eighteen months) of Executive's current base salary and an amount equal to an additional 30 days of compensation at the Executive's current salary rate pursuant to the notice provision under Section 4.1.5 of the Employment Agreement; plus (ii) if the Separation Date occurs prior to March 31, 2014, the amount of base salary that would have been payable to Executive during the period beginning on the Separation Date and ending on March 31, 2014. Payment of the severance amount shall be made in a single lump-sum cash payment within 30 days of the Separation Date.

     (b) A lump-sum cash payment in an amount equal to that which the Executive is eligible to receive under the Company's CEO Annual Incentive Performance Plan for 2013, calculated as though Executive remains employed by the Company as of the end of the calendar year. Such payment shall not be reduced by any provision of the Annual Incentive Performance Plan which would require Executive to be employed as of a specific date or would permit the Company to reduce Executive's payment under the Annual Incentive Performance Plan. Such payment shall be made in a single lump-sum cash payment on the date on which such amount would otherwise be payable pursuant to such plan (e.g., no later than the 74th day following the end of calendar 2013).

     (c) A grant of shares of common stock of the Company described herein, which grant shall be made to Executive no later than 30 days following the Separation Date. The number of shares of common stock issued to Executive shall be equal to the "Deemed Option Grant Value" (as defined below) divided by the Company's closing stock price as reported on the NYSE on the Separation Date (or if no such price is reported on the Separation Date, the last day prior to the Separation Date on which such price is reported). The "Deemed Option Grant Value" shall be equal to the Black-Scholes value (determined as of the Separation Date) of an annual award of 120,000 stock options that the Executive would have otherwise been eligible to receive under the Company's Equity Incentive Plan, using the same procedure and methodology as was used for determining the number of shares of Restricted Stock granted to Executive during 2013.

     (d) As of the Separation Date, all unvested stock options and unvested Restricted Stock (including those granted pursuant to Section 2.3(c)), shall become immediately vested in full. All stock options shall remain exercisable throughout any period during which

Executive is a director or consultant to the Company (and for such period thereafter as is provided in the Company's Equity Incentive Plan). Except as provided in this Agreement, Executive acknowledges and agrees that he shall have no further additional grants under the Equity Incentive Plan, including but not limited to further grants of stock options or Restricted Stock.

     (e) Change of Control Payments: In the event that (i) a Change in Control (as defined in the Employment Agreement, provided such transaction must also constitute a "Change in Control" under the regulations adopted pursuant to Section 409A of the Code (as defined below)) occurs pursuant to an agreement fully executed prior to March 31, 2014, and (ii) the severance benefits payable assuming Section 4.2.7.2 of the Employment Agreement applies (calculated using Executive's current base salary) exceed the severance benefits payable pursuant to Section 2.3(a), then the Company shall pay to Executive the amount of severance payable pursuant to Section 4.2.7.2 of the Employment Agreement, rather than the amount payable pursuant to Section 2.3(a).

     2.4 Consulting Agreement. Company and the Executive shall enter into a consulting agreement with Executive pursuant to which Executive shall consult with the Company for a twelve-month period beginning on the later of the Separation Date or the date on which Executive ceases being a member of the board of directors of the Company (provided, such period shall begin no later than the date of the Company's annual meeting of stockholders in 2015), in exchange for monthly payments of $5,000.

     2.5 Impact of Death or Disability. In the event that the Separation Date occurs due to the Executive's death or Disability, (i) the consideration payable pursuant to this Agreement shall not be reduced or adjusted, and (ii) all such consideration shall be paid to Executive's heirs, estate or legal representative, as applicable.

     2.6 Section 409A. The parties agree that Executive's separation from the Company is a "separation from service" as defined in Section1.409A-1(h)(ii) of the Treasury regulations adopted pursuant to the Internal Revenue Code of 1986, as amended (the "Code"). This Agreement is intended by the parties and shall be interpreted in a manner so that any amount or benefit payable hereunder shall be paid or provided in accordance with Section 409A of the Code, and Treasury regulations thereunder. The tax treatment of the amounts or benefits payable pursuant to this Agreement, however, is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be liable for any taxes, interest, penalties or other monetary amounts owed by the Executive, including but not limited to the application of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if, prior to payment, any amount or benefit payable under this Agreement, including without limitation the amounts payable in Section 2.3 hereof, is determined to constitute non-exempt deferred compensation for purposes of Section 409A of the Code by reason of Executive's separation from service during a period in which he is a "specified employee" (as defined by Code Section 409A and the final regulations thereunder), then any such amounts that would otherwise be payable during the six-month period following Executive's separation from service will be accumulated through and paid or provided on the first day of the seventh month following

Executive's separation from service (or, if Executive dies during such period, within 30 days after Employee's death), in a lump sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period. If, subsequent to payment, it is determined that any amount or benefit paid under this Agreement constituted non-exempt deferred compensation for purposes of Section 409A, the Executive shall have sole responsibility for any and all additional tax obligations that may result from such a determination.

     2.7 Release. The Executive shall execute and deliver to the corporate secretary of the Company a release of claims in substantially the form attached hereto as Exhibit A (the "Release"), not later than the expiration of the Revocation Period (as defined in Section 2.20(c). Executive agrees that the right to receive the payments and benefits set forth herein are subject to the Company's receipt of an executed Release.

     2.8 Other Claims. Executive represents and warrants that Executive has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Released Parties (as defined in the Release). Further, Executive represents and warrants that Executive has no knowledge of any violations of the federal securities laws (including whistleblower provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

     2.9 Retirement Benefits: Any retirement benefits payable to the Executive as a result of his employment with the Company shall be based on the terms and conditions of the retirement plans (including the Salary Continuation Plan) in which he has participated during his employment with the Company. Nothing contained in this Agreement is intended to or should be construed to modify in any way the terms and conditions of those retirement plans (including the Salary Continuation Plan).

     2.10 Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive, except that Executive retains any right to transfer any Award, as defined and provided for under the Equity Incentive Plan in which Executive participated during his employment with the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     2.11 Surviving Covenants in Prior Agreements. The Executive hereby acknowledges and agrees that the Executive is bound by certain covenants set forth in Section 6 of the Employment Agreement. Notwithstanding anything contained in this Agreement, the Executive hereby reaffirms the covenants and provisions set forth in Section 6 of the Employment Agreement, acknowledges and agrees that the provisions of Section 6 of the Employment Agreement shall survive the termination of the Executive's employment with the Company and shall remain in full force and effect, for the period set forth therein. Notwithstanding the foregoing, in connection with Executive's role as a member of the board of directors or as a consultant following the Separation Date, the Executive may keep in his possession items of Company property that are identified by the Company as appropriate for such role.

     2.12 Cooperation in Transition. The Executive agrees that he shall at all times, through and including the Separation Date, cooperate with the Company in connection with the transition of his duties to a new President and/or CEO identified by the Company.

     2.13 Indemnification. Nothing in this Agreement or the Release is intended to modify or limit Executive's rights to indemnification (or advancement of expenses related to indemnification) pursuant to the Company's articles of incorporation, bylaws, any indemnification agreement between the Company and Executive or applicable law. The Company shall maintain in effect for six (6) years from the Separation Date the current directors' and officers' liability insurance policies maintained by the Company (or comparable replacement policies) covering acts or omissions of Executive on terms and scope with respect to such coverage, and in amount, not less favorable to Executive than those of such policy in effect on the date hereof.

2.14	Dispute Resolution.

(a) Arbitration: The Company and Executive agree that any dispute,

disagreement, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS in Los Angeles or Santa Monica, California in accordance with the JAMS Comprehensive Arbitration Rules & Procedures then in effect. Arbitration shall be by a single arbitrator chosen by the parties; provided that, if the parties fail to agree and to appoint a single arbitrator within fifteen (15) calendar days from the date a party has made a demand for arbitration, then the arbitrator shall be chosen in accordance with JAMS rules then in effect. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings.

     (b) Waiver of Jury Trial. By submitting a dispute to arbitration, the parties hereto understand that they will not enjoy the benefits of a jury trial. Accordingly, the parties hereto expressly waive the right to a jury trial.

     (c) Nonexclusive Remedy. The arbitration requirement does not prohibit the Company from exercising its right to pursue injunctive relief or other provisional remedies provided under the law in any court having competent jurisdiction.

     2.15 Public Announcement. The parties shall mutually agree upon the language of any public announcement regarding this Agreement and Executive's separation; provided, however, that the Executive agrees and acknowledges that no such agreement is required for any disclosures made by the Company to the extent legally required in a filing with the Securities and Exchange Commission.

     2.16 Withholding. The Company may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     2.17 Amendments. No addition, modification, amendment or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by both parties hereto.

     2.18 Severability. Should any part of this Agreement be declared invalid, void or unenforceable, all remaining parts shall remain in full force and effect and shall in no way be invalidated or affected.

     2.19 Governing Law. This Agreement and its enforceability shall be construed in accordance with the laws of the State of California.

2.20	Executive's Rights to Seek Advice and to Review and Revoke this Agreement. (a) Review Period. Executive has been given a period of twenty-one (21)

days to consider this Agreement before signing it. Executive can use as much or little of this period as Executive chooses.

     (b) Consultation with Counsel. The Executive acknowledges that (i) the Executive has consulted with or has had the opportunity to consult with independent counsel of the Executive's own choice concerning this Agreement and has been advised to do so by the Company, and (ii) the Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely on the date set forth below.

     (c) Revocation Period. Executive may revoke this Agreement within seven days of signing it. Revocation can be made by delivering a written notice of revocation to the corporate secretary at the Company's address below. For the revocation to be effective, written notice must be actually received by the corporate secretary no later than the close of business on the seventh calendar day after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable in any respect and the Company shall not provide the payment set forth in Section 2.3, above.

     2.21 Entire Agreement. This Agreement. together with the Release, constitutes the entire Agreement between Executive and the Company, concerning Executive's separation and severance benefits; provided, however, nothing in this Section 2.21 is intended to limit the Executive's "Preserved Rights" which shall mean Executive's rights under the CEO Annual Incentive Performance Plan, Equity Incentive Plan, including Executive's rights with respect to his stock options and restricted stock; Executive's rights to indemnification (including insurance coverage and advancement of expenses related to indemnification); Executive's rights pursuant to the consulting agreement referenced herein, Executive's rights to vacation, health and other benefits accruing while he remains an employee of the Company; Executive's rights under the

Company's Salary Continuation Plan; and any rights of Executive in his capacity as a director or stockholder of the Company.

     2.22 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive's most recent address on the records of the Company;

If to the Company: Superior Industries International, Inc. 7800 Woodley Avenue Van Nuys, California 91406-1788

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     2.23 Attorneys' Fees. Company shall reimburse Executive for reasonable attorneys' fees incurred by Executive for advice and negotiation in connection with the execution of this Agreement. Such reimbursement shall be grossed up for income taxes.

     2.24 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT WITH THE INTENTION OF RELINQUISHING ALL CLAIMS AND RIGHTS OTHER THAN THOSE SET FORTH HEREIN.

SUPERIOR INDUSTRIES		EXECUTIVE
INTERNATIONAL, INC.
Steven J. Borick

By:	/s/ Kerry A. Shiba	By:	/s/ Steven J. Borick

Printed
Its:	Exec. VP and CFO	Name:	Steven J. Borick

Date:	October 14, 2013	Date:	October 14, 2013

EXHIBIT A RELEASE

     For valuable consideration, the receipt and adequacy of which are hereby acknowledged, including the severance benefits set forth at Section 2.3 of the Separation Agreement, dated October 14, 2013, by and between Superior Industries International, Inc. (the "Company") and the undersigned (the "Separation Agreement"), the Executive on his own behalf, and on behalf of Executive's agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, shareholders, owners, parent companies, subsidiaries, affiliates, joint venturers, partners, employees, agents and attorneys, and all persons acting by, through, under or in concert with them, or any of them and their respective successors and assigns ("Released Parties") from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, contracts, agreements, promises, claims, demands, grievances, damages, losses, costs, attorneys' fees, liability or other legal responsibilities of any nature whatsoever, known or unknown, fixed or contingent which the Executive now has or may hereafter have against the Released Parties based on, or pertaining to Executive's employment with or separation from the Company (hereinafter called the "Released Claims"); provided, however, that notwithstanding anything to the contrary in this release, Released Claims shall not include any Preserved Rights (as defined in the Separation Agreement) or any rights arising from the Separation Agreement, and nothing in this release shall be construed as a waiver or release of the Preserved Rights or any rights arising from the Separation Agreement. This release will be effective as of the Separation Date (as that term is defined in the Separation Agreement). The Released Claims include, without limitation, any claim which Executive may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, as amended, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Labor Code, the California Government Code, the Worker Adjustment and Retraining Notification Act ("WARN"), or any other federal, state or local law or regulation affecting employment rights or prohibiting employment discrimination, any alleged breach of any express or implied contract of employment, any alleged torts, including any claim for intentional or negligent infliction of emotional distress, wrongful discharge, violation of any public policy or statute, or any policy of the Company or any remedy for any such claim or breach, any claim for wages, compensation, vacation pay, sick pay, compensatory time, commissions, benefits and all remedies of any type, including but not limited to, damages and injunctive relief, in any action that may be brought on Executive's behalf against the Company and/or the Released Parties by any government agency or other person.

     Executive understands that the Released Claims covers claims that Executive knows about and those Executive may not know about. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of Section 1542 of the California Civil Code, which Section provides as follows:

SECTION 1542. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, having read and being aware of Section 1542, hereby expressly waives any rights he may have thereunder, as well as under any other statutes or common law principles of similar effect.

     In accordance with the Older Workers Benefit Protection Act of 1990, Executive is hereby advised as follows:

     (A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

     (B) HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

     (C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

     The Executive represents and warrants that there has been no assignment or other transfer of any interest in any Released Claims which he may have against the Released Parties, or any of them, and the undersigned agrees to indemnify and hold Released Parties, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred by Released Parties, or any of them, as the result of any such assignment or transfer or any rights or claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Released Parties against the Executive under this indemnity.

     The Executive further agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Released Claims or in any manner asserts against Released Parties, or any of them, any of the Released Claims, then the Executive agrees to pay to Released Parties, and each of them, in addition to any other damages caused to Released Parties thereby, all attorneys' fees incurred by Released Parties in defending or otherwise responding to said suit or Released Claim.

     IN WITNESS WHEREOF, the undersigned has executed this Release this 14th day of October, 2013.

/s/ Steven J. Borick Steven J. Borick